Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-229427 on Form S-3 of our report dated March 21, 2019, relating to the consolidated financial statements of Griffin-American Healthcare REIT III, Inc., appearing in this Annual Report on Form 10-K of Griffin-American Healthcare REIT III, Inc. for the year ended December 31, 2018.

/s/ Deloitte & Touche LLP

Costa Mesa, California
March 21, 2019